Exhibit 4.2

Name of Company: WOWO LIMITED Number: Ordinary Share(s): -[no. of shares]- Issued to: [name of shareholder] Dated Transferred from: WOWO LIMITED Number Ordinary Share(s) -[no. of shares]- Incorporated under the laws of the Cayman Islands Share capital is US$50,000 divided into 5,000,000,000 Ordinary Shares of a par value of US$0.00001 each THIS IS TO CERTIFY THAT [name of shareholder] is the registered holder of [no. of shares] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof. Specimen GIVEN UNDER the common seal of the said Company on 2015. THE COMMON SEAL of the said Company was hereunto affixed in the presence of: DIRECTOR

TRANSFER I (the Transferor) for the value received DO HEREBY transfer to (the Transferee) the shares standing in my name in the undertaking called WOWO LIMITED To hold the same unto the Transferee Specimen Dated Signed by the Transferor in the presence of: Witness Transferor